Exhibit 8.1

Cool Company Ltd.

List of Subsidiaries

Entity Name	Jurisdiction of Formation
Golar Hull M2022 Corp.	Marshall Islands
Golar LNG NB10 Corporation	Marshall Islands
Golar Hull M2048 Corp.	Marshall Islands
Golar LNG NB11 Corporation	Marshall Islands
Golar Hull M2021 Corp.	Marshall Islands
Golar Hull M2047 Corp.	Marshall Islands
Golar Hull M2027 Corp.	Marshall Islands
Golar LNG NB12 Corporation	Marshall Islands
The Cool Pool Limited	Marshall Islands
Cool Company Management d.o.o.	Croatia
Cool Company Management AS	Norway
Cool Company Management Ltd.	England and Wales
CoolCo Management Sdn. Bhd.	Malaysia
Pernli Marine Ltd	Liberia
Persect Marine Ltd	Liberia
Felox Marine Ltd	Liberia
Respent Marine Ltd	Liberia